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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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XANSER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XANSER CORPORATION
2435 North Central Expressway
Richardson, Texas 75080
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2007
To the Stockholders of Xanser Corporation:
     Notice is hereby given that the Annual Meeting of Stockholders of Xanser Corporation, a Delaware corporation (the “Company”), will be held at 1981 North Central Expressway, Richardson, Texas, 75080 at 10:00 A.M. Central time on May 17, 2007 for the following purposes:
(1)	To elect a Board of Directors;

(2)	To approve an amendment to the certificate of incorporation to change the name of the Company; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Stockholders of record at the close of business on April 17, 2007, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.
     Stockholders are cordially invited to attend the meeting in person. Those who will not attend and who wish that their stock be voted are requested to sign, date and promptly mail the enclosed proxy in the enclosed stamped return envelope.

By Order of the Board of Directors

Howard C. Wadsworth
Senior Vice President, Treasurer and Secretary
Richardson, Texas
April 17, 2007

IMPORTANT
WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

XANSER CORPORATION
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 17, 2007

SOLICITATION AND REVOCABILITY OF PROXIES
     This Proxy Statement is furnished in connection with the solicitation of proxies of the holders of the common stock, no par value (the “common stock”), of Xanser Corporation (“Xanser” or the “Company”) on behalf of the Board of Directors of Xanser for use at the Annual Meeting of Stockholders to be held at 1981 North Central Expressway, Richardson, Texas, 75080 at 10:00 A.M. Central Daylight time on May 17, 2007, or at any adjournment of such meeting. Copies of the accompanying Notice of Annual Meeting of Stockholders (the “Notice”), Proxy Statement and Form of Proxy are being mailed to stockholders on or about April 20, 2007.
     A proxy that has been received by Xanser management may be revoked by the stockholder giving such proxy at any time before it is exercised. However, mere attendance at the meeting by the stockholder will not itself have the effect of revoking the proxy. A stockholder may revoke his or her proxy by notification in writing (or in person, if he or she attends the meeting) given to Howard C. Wadsworth, Senior Vice President, Treasurer and Secretary, Xanser Corporation, 2435 North Central Expressway, Suite 700, Richardson, Texas 75080, or by proper execution of a proxy bearing a later date. A proxy in the accompanying form, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specification has been indicated will be voted in favor of the proposals set forth in the proxy.
     Xanser’s principal executive offices are located at 2435 North Central Expressway, Suite 700, Richardson, Texas 75080, and its telephone number is (972) 699-4000.
     At the date of this Proxy Statement, the management of Xanser does not know of any business to be presented at the meeting, other than as set forth in the Notice accompanying this Proxy Statement. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such business in accordance with the judgment of the persons named in the proxy.
COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF
     The Board of Directors of Xanser has fixed the close of business on April 17, 2007 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At that date, there were 35,228,432 shares of Xanser common stock outstanding, and the holders of record on that date will be entitled to one vote for each share held by them for each proposition to be presented at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth information with respect to the shares of Xanser’s common stock owned of record or beneficially as of April 17, 2007, by all persons other than directors and executive officers of the Company who own of record or are known by Xanser to own beneficially more than 5% of such class of securities:

		Amount and
		Nature of
		Beneficial	Percent of
Name and Address of Beneficial Owner	Title of Class	Ownership	Class
Franklin Resources, Inc.(1) One Franklin Parkway	Common
San Mateo, California 94403	Stock	2,800,000	7.9%
Jeffrey L. Gendell, et al (2) 31 West 52nd Street, 17th Floor	Common
New York, New York 10019	Stock	2,726,300	7.7%
Royce & Associates, LLC (3) 1414 Avenue of the Americas	Common
New York, New York 10019	Stock	2,343,300	6.7%
GAMCO Investors, Inc. et al (4) One Corporate Center	Common
Rye, New York 10580	Stock	2,105,600	6.0%

(1)	Franklin Resources, Inc. reported sole dispositive power and sole voting power with respect to all such shares in Schedule 13G, dated February 12, 2003, filed by the stockholder with the Securities and Exchange Commission (“SEC”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	Tontine Capital Partners, L.P., Tontine Capital Management LLC and Jeffrey L. Gendell, herein referred to as Reporting Persons, reported shared dispositive power and shared voting power with respect to all such shares. The information included herein was obtained from information contained in Schedule 13G/A, dated January 17, 2007, filed by the stockholder with the SEC pursuant to the Exchange Act.

(3)	Royce & Associates, LLC reported sole voting and dispositive power with respect to all such shares reported. The information included herein was obtained from information contained in Schedule 13G/A, dated January 25, 2007, filed by the stockholder with the SEC pursuant to the Exchange Act.

(4)	GAMCO Investors, Inc. and related individual and group trusts and accounts reported sole voting and dispositive power with respect to all such shares. The information included herein was obtained from information contained in Amendment No. 1 to Schedule 13G dated March 22, 2006, filed by the stockholder with the SEC, pursuant to the Exchange Act.

BENEFICIAL OWNERSHIP OF COMMON SHARES BY DIRECTORS AND EXECUTIVE OFFICERS
     The following table sets forth information as of April 17, 2007 with respect to shares of common stock beneficially owned by directors and nominees for director and executive officers of the Company:

		Amount and
		Nature of
		Beneficial		Percent of
Name	Title of Class	Ownership(1)(2)		Class
John R. Barnes	Common Stock	1,958,796	(3)	5.6%
Chairman of the Board and Chief Executive Officer

Sangwoo Ahn Director	Common Stock	341,669	(4)	*

Charles R. Cox Director	Common Stock	501,393	(4)	1.4%

Hans Kessler Director	Common Stock	141,579	(4)	*

Michael L. Rose	Common Stock	90,000	(5)	*
President and Chief Operating Officer

Howard C. Wadsworth Senior Vice President, Treasurer and Secretary	Common Stock	322,401	(3)	*

Daryl L. Conner(6) Vice President and Controller	Common Stock	—		*

All Directors and Executive Officers as a group (7 persons)				9.4%

*	Less than one percent.

(1)	Shares listed include those beneficially owned as determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, the beneficial owner has sole voting and dispositive power with respect to all shares indicated.

(2)	Includes 118,947, 1,700,000, 118,947, and 118,947 shares that Messrs. Ahn, Barnes, Cox, and Kessler, respectively, have the right to acquire pursuant to options granted by the Company, or other contractual rights to purchase at fair market value, within 60 days of April 17, 2007.

(3)	Includes 100,000 and 50,000 shares that Messrs. Barnes and Wadsworth, respectively, may not sell prior to December 6, 2011 (other than in the event of death, disability, or a change in control of the Company).

(4)	Includes 10,000 shares which may not be sold while the holder is serving as a director of the Company.

(5)	Includes 50,000 shares that will vest to Mr. Rose on December 6, 2010, and that may not be sold prior to December 6, 2011 (other than in the event of his death, disability, or a change in control of the Company).

(6)	Mr. Conner became controller of Furmanite Worldwide, Inc. (“Furmanite”) in December 2006 and was appointed to his current position with the Company in April 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE STATEMENT
     Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s officers and directors, among others, to file reports of ownership and changes of ownership in the Company’s equity securities with the SEC and the New York Stock Exchange (“NYSE”). Such persons are also required by related regulations to furnish the Company with copies of all Section 16(a) forms that they file.
     Charles R. Cox reported certain purchases of the common stock of the Company made in September 2006 (representing less than 7% of the total purchases of the common stock of the Company by Mr. Cox during that month) on an amended Form 4. Mr. Cox also amended his Form 4 reporting acquisitions made in December 2006 to clarify that such acquisitions were purchases made in the open market.
     Based solely on its review of the copies of such forms received by it, or written representations that no other reports were required, the Company believes that, during the year ended December 31, 2006, except as noted above, its officers and directors have complied with all applicable filing requirements under Section 16(a).
ELECTION OF DIRECTORS
     At the Annual Meeting of Stockholders of the Company, four directors, constituting the entire Board of Directors of Xanser (the “Board”), are to be elected by the holders of common stock. The directors elected will hold office until the next Annual Meeting of Stockholders and thereafter until their respective successors are elected and qualified. All four nominees proposed by the Board for election by the holders of common stock are incumbent directors. Although the Board does not contemplate that any of the nominees will be unable to serve, if such should occur prior to the meeting, proxies which do not withhold authority to vote for directors may be voted for a substitute in accordance with the best judgment of the person or persons authorized by such proxies to vote.
     The enclosed form of proxy provides a means for stockholders to vote for all the nominees listed therein, to withhold authority to vote for one or more of such nominees, or to withhold authority to vote for all of such nominees. Each properly executed proxy received in advance of the commencement of the meeting will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted for the nominees listed therein or, in the circumstance noted above, for other nominees selected by the Board. Unless a stockholder who withholds authority to vote for one or more of the nominees votes in person at the meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of directors because Xanser’s By-laws provide that directors are elected by a plurality of the votes cast. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. A broker non-vote occurs when a registered broker, who holds securities for customers in street name, has not received voting instructions from a customer having beneficial ownership in the securities. However, the shares held by each stockholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.

NOMINEES FOR DIRECTORS
     The following table sets forth: (i) the name and age of each nominee for director listed in the enclosed form of proxy for the Company; (ii) the principal occupation of such person; and (iii) the year during which such person first became a director of Xanser.

		First Year as
		Director of the
Name	Principal Occupation	Company	Age
John R. Barnes	Chairman of the Board and Chief	1986	62
	Executive Officer of Xanser
	Corporation
Sangwoo Ahn	Investor (1)	1989	68

Charles R. Cox	Business Consultant (2)	1995	64

Hans Kessler	Chairman and Managing Director of	1998	57
	KMB Kessler + Partner GmbH,
	a private management
	consulting company (3)

(1)	Mr. Ahn has served as Chairman of the Board of Quaker Fabric Corporation since 1993 and has served as a director of PAR Technology Corporation since 1986. Mr. Ahn, now retired, was a founding partner of Morgan, Lewis, Githens & Ahn, an investment banking firm.

(2)	Mr. Cox has been engaged as a private business consultant since February 2006. He previously served as Chairman and Chief Executive Officer of WRS Infrastructure and Environment, Inc., a technical services company, from March 2001 to July 2005, and Chairman of the Board through February 2006. He retired in 1998 from Fluor Corporation, where he served in senior executive level positions during a 29-year career with that organization.

(3)	Mr. Kessler has served as Chairman and Managing Director of KMB Kessler + Partner GmbH, a management consulting firm, since 1992. He was previously a Managing Director and Vice President of a European division of Tyco International Ltd.

EXECUTIVE OFFICERS
     The following table sets forth the names, ages, positions and years of service with Xanser of the executive officers of the Company (the “Named Executive Officers”).

		Years of
		Service
Executive Officers	Office	in Office	Age
John R. Barnes	Chairman of the Board and Chief
	Executive Officer (1)	20	62
Michael L. Rose	President and Chief Operating
	Officer (2)	1	68
Howard C. Wadsworth	Senior Vice President, Treasurer and
	Secretary (3)	16	62

(1)	Mr. Barnes has served in his current position for more than the last five years. Mr. Barnes also served as President of the Company prior to August 2005.

(2)	Mr. Rose joined the Company in July 2005 and was elected President and Chief Operating Officer in August 2005. Mr. Rose was Chief Operating Officer of Kaneb Pipe Line Company LLC, general partner of Kaneb Pipe Line Partners, L.P., from January 2004 through July 2005, prior to which he served as an executive officer of the Partnership’s Statia Terminals Division since July 2002. Before joining Kaneb, Mr. Rose served as Chairman and CEO of SGI International, a start-up energy technology company for three and one-half years. On January 2003, SGI International filed a voluntary petition for liquidation under Chapter 7 of Title 11 of the United States Code in the United States Bankruptcy Court of the Southern District of California. Mr. Rose was Senior Vice President and COO of ESCO for ten years prior to joining SGI International.

(3)	Mr. Wadsworth has served in his current position for more than the last five years.
Key Personnel of Subsidiaries

		Years of
		Service
Name	Office	in Office	Age
Joseph E. Milliron	Chief Operating Officer (1)	1	52

Daryl L. Conner	Controller(2)	Less than 1	43

(1)	Mr. Milliron joined Furmanite in August 2005. Mr. Milliron was a business consultant from 2004 until joining Furmanite and served in various positions of responsibility at CooperHeat-MQS, Inc., an international industrial services company, from 1991 and as chief executive officer, president and a director from 1999 until 2004.

(2)	Mr. Conner joined Furmanite in December 2006 as controller and was named vice president and controller of the Company in April 2007. Prior to jointing Furmanite, he served as controller of the GRM Division of Affiliated Computer Systems, Inc. from 2005 until 2006. From 2000 to 2005, Mr. Conner was worldwide director of finance and accounting for Roper Industries, Inc.

CORPORATE GOVERNANCE
Board of Directors
     The Company is managed by a board of directors comprised of four members who are elected by the holders of common stock. During 2006, the Board held four meetings, and each of the current directors attended all of the Board meetings. A majority of the members of the Board of Directors are “independent” within the meaning of the listing standards of the NYSE. These independent directors are: Sangwoo Ahn, Charles R. Cox, and Hans Kessler. The Board of Directors has determined that none of these directors has any material relationship with the Company or its management that would impair the independence of their judgment in carrying out their responsibilities to the Company. In making this determination, the Board of Directors considers any transaction, or series of similar transactions, or any currently proposed transaction, or series of similar transactions, between the Company or any of its subsidiaries and a director to be material if the amount involved exceeds $120,000, exclusive of directors’ fees, in any of the last three fiscal years.
     The Board does not have a policy with respect to director attendance at the Annual Meeting of Stockholders, and only the Chairman of the Board attended last year’s meeting.
Corporate Governance Guidelines
     Corporate governance guidelines have been adopted by the Board of Directors and address director qualification standards; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession and an annual performance evaluation of the board. The Corporate Governance Guidelines are available on the Company’s website at www.xanser.com, and in print upon request.
Code of Ethics
     The Company has adopted a Code of Ethics applicable to all employees, including the principal executive officer, principal financial officer, principal accounting officer and the directors. Copies of the Code of Ethics are available on the Company’s website at www.xanser.com and will be provided without charge by written request to Investor Relations, Xanser Corporation, 2435 North Central Expressway, Suite 700, Richardson, Texas 75080. The Company intends to post on the Company’s website any amendments to, or waivers from, the Code of Ethics applicable to senior officers should such arise.
Executive Sessions of Non-Management Directors
     The non-management directors of the Company, which are all of the Board members other than Mr. Barnes, meet at regularly scheduled executive sessions without management. Mr. Ahn serves as the presiding director at those executive sessions. Persons wishing to communicate with the non-management directors may do so by writing in care of Chairman of the Nominating and Governance Committee, Xanser Corporation, 2435 North Central Expressway, Suite 700, Richardson, Texas 75080.
Committees of the Board of Directors
Audit Committee
     The Xanser Board has an Audit Committee, which is currently comprised of Sangwoo Ahn (Chairman), Charles R. Cox and Hans Kessler. Each of the members of the Audit Committee is independent as defined under the listing standards of the NYSE and the Exchange Act, and the Board of Directors of Xanser has determined that Mr. Ahn is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. Mr. Ahn serves on the audit committee of two public companies other than Xanser. The Audit Committee and the Xanser Board have determined that Mr. Ahn’s simultaneous service on other audit committees will not impair his ability to effectively serve on the Xanser Audit Committee. The Audit Committee held ten meetings during 2006, and each of the current committee members attended all of the meetings, except Mr. Cox was unable to attend one meeting due to other commitments.

     The functions of the Audit Committee include the selection, engagement and retention of the independent auditors, the planning of, and fee estimate approval for, the annual audit of the consolidated financial statements, the review of the results of the examination by the independent auditors of the consolidated financial statements, the pre-approval of any non-audit services performed by the independent auditors and consideration of the effect of such non-audit services on the auditors’ independence. The Audit Committee has the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Audit Committee operates under a written charter adopted by the Board of Directors of Xanser, which is available on Xanser’s website at www.xanser.com and in print upon request.
     The Audit Committee has established procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit Committee may do so by writing in care of Chairman of the Audit Committee, Xanser Corporation, 2435 North Central Expressway, Suite 700, Richardson, Texas 75080.
Compensation Committee
     The Board has a Compensation Committee, which is currently comprised of Charles R. Cox (Chairman), Hans Kessler and Sangwoo Ahn, each of whom is “independent” as defined under the listing standards of the NYSE. The function of the Compensation Committee is to establish and review the compensation programs for the Named Executive Officers and key personnel of Xanser and its subsidiaries and to formulate, recommend and implement incentive, share option or other bonus plans or programs for the officers and key employees of Xanser and its subsidiaries. The Compensation Committee held two meetings during 2006, which were attended by all of the current committee members. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on Xanser’s website at www.xanser.com and in print upon request.
Compensation Committee Interlocks and Insider Participation
     None of the members of the Compensation Committee is or has been an officer or employee of the Company. No executive officer of the Company serves on the compensation committee or serves as a director of another entity where an executive officer of that entity also serves on the Compensation Committee or the Board of Directors.
Nominating and Governance Committee
     The Board has a Nominating and Governance Committee, which is currently comprised of Sangwoo Ahn (Chairman), Charles R. Cox and Hans Kessler, each of whom is “independent” as defined under the listing standards of the NYSE and who constitute all of the non-employee directors. The Nominating and Governance Committee held one meeting during 2006, which was attended by all of the current committee members. The Nominating and Governance Committee considers and recommends future nominees to the Board, including nominees recommended by stockholders of the Company. Recommendations for nominees for election in 2008 must be submitted in writing by December 28, 2007, to Chairman of the Nominating and Governance Committee, Xanser Corporation, 2435 North Central Expressway, Suite 700, Richardson, Texas 75080. Any submitted recommendations must be accompanied by a statement of qualifications of the recommended nominee and a letter from the nominee affirming that he or she will agree to serve as a director of Xanser if elected by the stockholders.
     Certain information concerning the consideration by the Nominating and Governance Committee of director candidates proposed by stockholders, specific minimum qualifications which the Nominating and Governance Committee believes must be met for a nominee to be considered for a seat on the Board, any specific qualities or skills that are necessary for one or more of the Company’s directors to possess, and the process for identifying and evaluating nominees, including those recommended by stockholders, are contained in the Company’s Corporate Governance Guidelines, described above.
     The Nominating and Governance Committee also develops and recommends to the Board corporate governance guidelines for the Company and reviews, from time to time, the Company’s policies and processes regarding principles of corporate governance. The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors, which is available on Xanser’s website at www.xanser.com and in print upon request.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
          The Compensation Committee of the Board of Directors (the “Committee”) is comprised of Charles R. Cox (Chairman), Sangwoo Ahn, and Hans Kessler and is charged with the responsibility of providing oversight and direction for the compensation programs and employee benefit plans of the Company. All members of the Committee are independent under applicable NYSE standards. Specific duties and responsibilities include but are not limited to:
•	Establishment and oversight of the Company’s executive compensation policy and strategy.

•	Review and approval of compensation goals and objectives for the Chief Executive Officer (“CEO”), the evaluation of the CEO’s performance relevant to those goals and the determination and approval of the CEO’s compensation based upon the results of the evaluation.

•	Provide recommendations to the Board of Directors regarding the compensation of the Company’s officers.

•	Develop performance targets and criteria underlying the Company’s various incentive compensation plans and administer stock-based compensation plans.

•	Interact in its discretion with outside advisors, consultants or internal employee resources as appropriate regarding the Company’s current compensation and benefit plans as well as periodic assessment of current market practices, trends and legislative developments which affect compensation and benefit plans.

•	Monitor regulations guiding corporate governance policies and procedures pertaining to executive compensation as governed by the SEC, NYSE and other regulatory authorities.

•	Review and determination of Company programs to provide compensation to non-employee directors.

•	Provide assurance that the Company’s compensation program for the CEO and other officers is aligned with the Company’s overall business strategy and focuses upon value to the Company’s stockholders.

The executive compensation strategy is based on the following beliefs:

•	Executive compensation should be aligned with the organization’s overall business strategy of focusing upon growth opportunities in both industry and government sectors, continual improvements in operating profits efficiency and service levels and preparing for a more competitive environment in consolidating industries.

•	Compensation should be commensurate with the achievement of increased returns to stockholders, the officer’s individual contributions to the organization and comparability to market data of business enterprises similar in size and scope to the Company’s operations.

•	Overall pay targets should reflect the Company’s intent to pay executive base salaries at levels consistent with established market data surveys.

•	Key executives responsible for establishing and executing the Company’s business strategy should have incentive opportunities that are tied to the creation of stockholder value.

•	To the extent that is practical and consistent with the overall corporate business strategy, Company incentive plans should be in full compliance with Internal Revenue Code provisions allowing tax deductibility for executive compensation.

•	Stock ownership is an important component for ensuring executive and key employees’ interests are aligned with those of stockholders.

•	To facilitate stock ownership for executives, the Company should provide stock-based incentive plans that focus on the creation of stockholder value.

•	The compensation strategy for the Company should continue to place a greater emphasis on stock-based incentives and related long-term opportunities, with limited availability to special executive benefits and perquisites.
Elements of Compensation
          The principal elements of compensation to the Named Executive Officers include base salary, annual bonus opportunity, long-term equity-based incentives (stock options or restricted stock) and retirement benefits that are the same that are provided to all employees and which supports the Company’s objectives and goals. The Compensation Committee, with the advice of the Chief Executive Officer for other Named Executive Officer positions, reviews these elements of compensation on an ongoing basis taking into consideration each Named Executive Officer’s past and expected contributions to the Company’s business.
          Base salaries are intended to be competitive with the market and take into account the scope of responsibility, the relevant background, experience and tenure and the past and future potential contributions of the Named Executive Officer to the Company. Base salaries should offer the executive security and allow the Company to maintain a stable management team. Data on base salaries of executive officers of similar companies, which is typically gathered through searches of publicly available information or from published salary survey sources, are periodically compared to the Named Executive Officers’ base salaries with the objective of keeping base salaries at comparable levels. The Compensation Committee reviews the base salaries of the Named Executive Officers on an annual basis.
          Named Executive Officers are eligible for discretionary cash bonuses that are determined by the Compensation Committee and are designed to reward a Named Executive Officer’s individual performance in connection with a specific project or assignment. No discretionary cash bonuses were made to Named Executive Officers in 2006.
          The Compensation Committee believes that Named Executive Officers should have a meaningful portion of their total compensation opportunity linked to increasing shareholder value through the Company’s business strategy of focusing upon growth opportunities and continued improvements in operating profits as well as service levels. The Compensation Committee utilizes stock option or restricted stock awards to Named Executive Officers as long-term equity-based incentives that most closely align their interests with stockholders. Stock options are issued with an exercise price equal to the closing price of the Company’s common stock on the date of the grant by the Compensation Committee and typically vest over a five-year period. No stock options were issued to Named Executive Officers in 2006, and each Named Executive Officer has exercised all stock options that they have that are currently exercisable. The Compensation Committee believes that stock options may not be a cost-effective incentive when they result in charges to earnings that are greater than the perceived net-of-tax value of the stock options to the holder. In 2006, the Compensation Committee approved the issuance of a total of 200,000 shares of restricted stock to the Named Executive Officers (100,000 shares to Mr. Barnes, the Chief Executive Officer, 50,000 shares to Mr. Rose, the President and Chief Operating Officer, and 50,000 shares to Mr. Wadsworth, Senior Vice President, Treasurer and Secretary). While the shares issued to Messrs. Barnes and Wadsworth, who have twenty and sixteen years, respectively, of service with the company, vested on December 6, 2006, Messrs. Barnes and Wadsworth agreed not to sell the restricted shares until on or after December 6, 2011. The shares issued to Mr. Rose, who joined the Company in 2005, all vest on December 6, 2010. The Compensation Committee considered the level of stockholdings of each of the Named Executive Officers and alternative forms of incentive compensation and the past and future potential contributions of the Named Executive Officers to the Company that will create value for the Company’s shareholders in determining the granting and vesting of the restricted stock awards.
          Named Executive Officers may participate in the Company’s 401(k) plan and other employee benefits that are provided or available to all employees, including medical insurance and life and disability insurance. The Company has no supplemental benefit or deferred compensation plans that provide benefits to Named Executive

Officers that are not available to all employees. Perquisites available to Named Executive Officers are minimal in amount and do not exceed $10,000 per person. The Company does not provide Named Executive Officers with company cars or country club memberships and does not own or lease aircraft. The Company does not have employment agreements with its Named Executive Officers and does not have an established policy related to stock ownership guidelines. Since the Named Executive Officers do not participate in awards or payments based upon performance measures, the Company does not have a policy regarding the adjustment or recovery of awards or payments if performance measures were restated or otherwise adjusted in a manner that would reduce the size of an award or payment. In designing executive compensation, the Compensation Committee considers the accounting and tax effect that the components will or may have on the Company or the Named Executive Officer.
          The Compensation Committee uses the above elements of compensation to attract and retain Named Executive Officers and maintain a stable team of effective leaders, to balance the compensation of the Named Executive Officers with the short-term and long-term objectives of the Company and to align the interests of the Named Executive Officers with the stockholders. Compensation or amounts realizable from prior compensation are not considered in setting other elements of compensation.
          The Compensation Committee annually reviews the compensation of the Company’s Chief Executive Officer. The review includes the Company’s operations and results as well as leadership skills of the Chief Executive Officer. The Compensation Committee also assesses the Chief Executive Officer’s ability to meet the goals and objectives that are set forth by the Board of Directors in strategic planning, short-term and long-term financial results and succession planning. The Compensation Committee also reviews publicly available information of companies similar to the Company in revenue size, market value or within the same industry.

EXECUTIVE COMPENSATION
Summary of Compensation
     The following table sets forth information concerning the annual and long-term compensation paid for services to the Company in all capacities for the fiscal year ended December 31, 2006 to the Chief Executive Officer, other executive officers of Xanser (the “Named Executive Officers”) and Key Personnel of Subsidiaries.
SUMMARY COMPENSATION TABLE

Name and			Stock		Other
Principal Position (a)	Year (b)	Salary ($)(c)	Awards ($)(e)		Compensation ($)(i)		Total ($)(j)
Named Executive Officers:
John R. Barnes Chairman of the Board and Chief Executive Officer	2006	400,000	540,000	(1)	13,356	(5)	953,356

Michael L. Rose President and Chief Operating Officer	2006	300,000	270,000	(1)(2)	3,156	(5)	573,156

Howard C. Wadsworth Senior Vice President, Treasurer and Secretary	2006	275,000	270,000	(1)	13,356	(5)	558,356

Max A. Elghandour(6)	2006	200,000	—		3,156	(5)	203,156

William H. Kettler, Jr. (3)	2006	123,667	—		52,096	(3) (5)	175,763

Key Personnel of Subsidiaries:

Joseph E. Milliron Furmanite Chief Operating Officer	2006	225,000	270,000	(1)(2)	3,531	(5)	498,531

Daryl L. Conner(4) Furmanite Controller	2006	12,727	—		13	(5)	12,740

(1)	The shares of common stock awarded may not be sold prior to December 6, 2011. The restricted stock awards were granted on December 6, 2006, and are valued at the closing market price on the NYSE that day of $5.40.

(2)	The restricted stock awards to Messrs. Rose and Milliron will vest December 6, 2010 and December 6, 2011, respectively.

(3)	Mr. Kettler left the Company in July 2006. Other compensation includes $42,061 in accrued vacation

(4)	Mr. Conner joined the Company in December 2006 as Furmanite’s controller and was appointed Vice President and Controller of Xanser Corporation in April 2007 and, accordingly, Mr. Conner’s compensation reflects only approximately one month’s salary.

(5)	Includes the amount of the Company’s contribution to the Savings Investment Plan (the “401(k) Plan”) and the premiums paid by the Company for group term life insurance coverage, on behalf of Mr. Barnes ($13,200 and $156); Mr. Wadsworth ($13,200 and $156); Mr. Rose ($3,000 and $156); Mr. Kettler ($9,944 and $91); Mr. Elghandour ($3,000 and $156); Mr. Milliron ($3,375 and $156) and Mr. Conner ($0 and $13).

(6)	Mr. Elghandour left the Company in December 2006.

Plan Based Awards
          The following table sets forth information concerning individual grants of stock made during the year ended December 31, 2006 to each of the Company’s Named Executive Officers and Key Personnel of Subsidiaries. All such grants were made on December 6, 2006. The values on the date of grant are shown below.
GRANTS OF PLAN BASED AWARDS

		All Other Stock				Grant Date
						Fair Value
		Awards:		Exercise or Base		of Stock and
		Number of		Price of		Option
	Grant	Shares of Stock		Option		Awards
Name (a)	Date (b)	or Units (#)(i)		Awards ($/Sh)(k)		($)(l)
Named Executive Officers:
John R. Barnes	12/6/2006	100,000	(1)	5.40	(3)	540,000
Howard C. Wadsworth	12/6/2006	50,000	(1)	5.40	(3)	270,000
Michael L. Rose	12/6/2006	50,000	(1)(2)	5.40	(3)	270,000

Key Personnel of Subsidiaries:
Joseph E. Milliron	12/6/2006	50,000	(1)(2)	5.40	(3)	270,000

(1)	The shares awarded cannot be sold prior to December 6, 2011.

(2)	Stock awards for Mr. Rose and Mr. Milliron vest in December 6, 2010 and December 6, 2011, respectively.

(3)	Closing price on NYSE on date of award.
          Grants are awarded under the Xanser Corporation Stock Incentive Plan and are awarded at the discretion of and upon the recommendation and approval of the Compensation Committee.

Outstanding Equity Awards
          The following table sets forth information on the outstanding equity awards (unexercised options awards and unvested stock awards) held by Named Executive Officers and Key Personnel of Subsidiaries as of December 31, 2006:
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Option Awards			Stock Awards
							Market
	Number of		Number of			Number of	Value of
	Securities		Securities			Shares or	Shares or
	Underlying		Underlying			Units of Stock	Units of
	Unexercised		Unexercised	Option	Option	That Have	Stock That
	Options (#)		Options (#)	Exercise	Expiration	Not	Have Not
Name (a)	Exercisable (b)		Unexercisable (c)	Price ($)(e)	Date (f)	Vested (#)(g)	Vested ($)(h)
Named Executive Officers:
John R. Barnes	—		—	—	—	—	—
Howard C. Wadsworth	—		80,000	3.14	11/30/2010	—	—
Michael L. Rose	—		160,000	3.14	11/30/2010	50,000	243,000	(1)
Max A. Elghandour(2)	10,000	(3)	—	—	—	—	—

Key Personnel of Subsidiaries:
Joseph E. Milliron	20,000		80,000	3.14	11/30/2010	50,000	243,000	(4)

(1)	Based on the December 31, 2006 closing price of $4.86 and all shares vest on December 6, 2010.

(2)	Mr. Elghandour left the Company on December 31, 2006, resulting in a forfeit of options to acquire 40,000 shares at an exercise price of $3.14 per share.

(3)	These options expired unexercised on January 31, 2007.

(4)	Based on the December 31, 2006 closing price of $4.86 and all shares vest on December 6, 2011.
          The following table sets forth the options exercised and the stock awards vested during 2006 with respect to Named Executive Officers. During 2006 there were no stock awards vested with respect to Key Personnel of Subsidiaries:
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares	Value
	Acquired on	on Exercise	Acquired on	Realized on
Name (a)	Exercise (#)(b)	($)(c)	Vesting (#)(d)	Vesting ($)(e)
John R. Barnes	—	—	100,000	540,000
Howard C. Wadsworth	20,000	37,600	50,000	270,000
Michael L. Rose	40,000	68,400	—	—

Pension Benefits
     The Company does not provide or maintain a defined benefit plan for its executives, nor does the Company have a plan for nonqualified deferred compensation. To assist in their provisions for their retirement years, Named Executive Officers and Key Personnel of Subsidiaries are eligible to participate in the Company’s 401(k) plan under the same terms and conditions as all other employees of the Company and its subsidiaries.
Elements of Post Termination Compensation and Benefits
     Change in Control
     In order to attract and retain qualified employees, and to encourage the continued attention and dedication of key employees to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, Xanser has periodically entered into termination agreements with key employees of Xanser and its subsidiaries which provide that the Company will pay certain amounts to the employee upon specified events connected to a change in control. Under the agreements, a “change in control” occurs if, under certain specified circumstances:
(i)	specified persons (generally defined as those directors serving at the effective date of the termination agreement and those appointed or recommended by such persons) cease to constitute a majority of the members of the Board;

(ii)	a merger of the Company or one of its affiliates, unless the beneficial owners of the voting securities of the Company immediately prior to such merger own at least 50 percent of the combined voting power of the Company, the surviving entity, or the parent of the surviving entity immediately after such merger;

(iii)	a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company having 30% or more of the total number of votes that may be cast for the election of directors of the Company; or

(iv)	a sale, transfer, lease or other disposition of all or substantially all of the Company’s assets is consummated.
     If a change in control occurs and the employment of the employee terminates, other than due to the employee’s death or disability or by termination of employment by the Company for cause (as defined in each agreement), the Company will pay each individual a specified percentage (299% in the case of Messrs. Barnes, Rose, and Wadsworth; 100% in the case of Mr. Milliron) of the employee’s annualized base salary immediately prior to the change in control.
     In addition to the payment of a percentage of annualized salary discussed above,
          a) all stock and option awards held by the employee shall immediately become vested, exercisable, and nonforfeitable and all conditions thereof shall be deemed to have been satisfied, subject to the terms and conditions of the plan or agreement by which they were granted.
          b) the Company shall pay to the employee the undiscounted value of any contributions which the Company would have made to the employee’s account with the Company’s 401(k) plan had employment of the employee continued (for three years in the case of each of Messrs. Barnes, Rose, and Wadsworth; one year in the case of Mr. Milliron),
          c) the Company shall continue any provisions of accident and health insurance benefits being provided to the employee (for a period of three years for each of Messrs. Barnes, Rose, and Wadsworth; one year for Mr. Milliron), and
          d) the Company shall provide any benefits under any post-retirement health care insurance plans then in effect to which the employee would have become entitled had the employee’s employment continued (for a period of three more years in the case of each of Messrs. Barnes, Rose, and Wadsworth; one more year in the case of Mr. Milliron).

     Should payments to the employee be subject to the excise tax of Section 4999 of the Internal Revenue Code or any similar tax payable under any United States federal, state, or local statute, then, subject to certain conditions within the termination agreements, the Company shall pay additional amounts to the employee so as to place the employee in the same economic position such employee would have been in had no excise tax been imposed.
     The following table shows the amounts (in dollars) which would be payable under the termination agreements if such a change in control of the Company would have occurred at December 31, 2006.

						Value of
			Provision			Restricted
	Percentage		for	Rights to		Stock
	of		Accident	Post		Awards	Gross
	Annualized	Undiscounted	& Health	Retirement	Value of	that	Up for	Total
	Base	Company	Insurance	Health	Unexercisable	would	Excise	Compen-
Name	Salary	401K Match	Benefits	Care (3)	Options (1)	Vest (2)	Taxes	sation
John R. Barnes	1,196,000	39,600	18,800	—	—	—	—	1,254,400

Michael L. Rose	897,000	39,600	18,800	—	275,200	243,000	231,346	1,704,946

Howard C. Wadsworth	822,250	39,600	26,598	—	137,600	—	—	1,026,048

Joseph E. Milliron	225,000	13,200	6,267	—	137,600	243,000	—	625,067

(1)	Calculated as the difference between the December 31, 2006 closing price of the stock and the exercise price of the option.

(2)	Based on December 31, 2006 closing price of $4.86.

(3)	Retiree pays 100% of the cost of benefit.
Post Termination Compensation and Benefits Not Related to a Change in Control
     The Company does not have employment contracts or agreements with its Named Executive Officers or Key Personnel of Subsidiaries. In the event of termination for whatever reason, other than related to a change in control of the Company as discussed above, such individuals would be entitled to participate in the same post termination benefits and subject to the same conditions as all other employees of the Company and its subsidiaries.

Compensation of Non-Employee Directors
     The Board of Directors provides compensation plans to attract and retain qualified individuals to serve on the Company’s Board of Directors. Each non-employee director is paid an annual cash retainer fee, which includes service on the board as well as all committees, and receives periodic equity-based awards. The Board of Directors provides a mix of cash and periodic equity-based awards to more closely align their interests with the stockholders. The table below sets forth the compensation the Company paid to its non-employee directors for service during 2006.
DIRECTOR COMPENSATION

	Fees Earned or Paid
Name (a)	in Cash ($)(b)	Stock Awards ($)(c)	Total ($)(j)
Sangwoo Ahn	35,000	54,000	89,000
Charles R. Cox	35,000	54,000	89,000
Hans Kessler	35,000	54,000	89,000
     The fee shown in column (b) above includes compensation for service earned and accrued in 2006 on the Board and all Committees. Effective October 1, 2006, each non-employee member of the Company’s Board of Directors is paid an annual retainer fee of $50,000, which includes compensation for service on all committees.
     On December 6, 2006, each incumbent non-employee director holding office at that time was issued, under the Xanser Corporation Stock Incentive Plan, 10,000 shares of the Company’s common stock, which is included in column (c) above, with the restriction that such shares may not be sold so long as the recipient is serving as a director of the Company. The market price of a share of the Company’s common stock on December 6, 2006 was $5.40. As of the record date, no grants of non-qualified options to purchase shares have been made to incumbent non-employee directors under the Xanser Corporation Stock Incentive Plan, the 1996 Directors’ Stock Incentive Plan or any individual agreement.

Compensation Committee Report
To the Board of Directors of
Xanser Corporation:
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with Xanser’s management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee
Charles R. Cox, Chairman
Sangwoo Ahn
Hans Kessler
Dated: April 17, 2007

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     The Audit Committee of the Board of Directors of the Company, which operates under a written charter adopted by the entire Board, serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations and the Company’s standards of business conduct. The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s internal controls and the financial reporting process. The Company’s independent accountants, Grant Thornton LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles in the United States.
     In this context, the Audit Committee hereby reports as follows:
     1. The Audit Committee has reviewed and discussed the audited financial statements with management.
     2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board No. 1, Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountant’s independence.
     4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K (17CFR 249.310) for the fiscal year ended December 31, 2006, for filing with the SEC.
     Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

Audit Committee

Sangwoo Ahn, Chairman
Charles R. Cox
Hans Kessler

INDEPENDENT PUBLIC ACCOUNTANTS
     Grant Thornton LLP, the Company’s independent auditors for the year ended December 31, 2006, has advised the Company that it will have in attendance at the Annual Meeting of Stockholders a representative who will respond to appropriate questions presented at such meeting regarding the Company’s financial results and condition at the close of its most recent fiscal year. Representatives of the firm will be afforded an opportunity to make a statement if they wish to do so.
     The following table sets forth the aggregate fees billed for professional services rendered by the Company’s independent auditors for 2006 and 2005:

	Year Ended December 31
	2006	2005
Audit (1)	$850,000	$440,000
Audit-related Fees (2)	36,000	33,000
Tax Fees (3)(4)	70,000	51,000
All Other Fees	—	—

	$956,000	$524,000

(1)	Fees for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided by the Company’s independent auditors in connection with statutory and regulatory filings or engagements for the fiscal year shown. Amount for 2006 includes $446,000 related to the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. Amounts for 2006 and 2005 include $12,000 and $86,000, respectively, in acquisition related fees. Fewer than 50 percent of the hours expended on the Company’s independent auditors’ engagement to audit the Company’s financial statements were attributed to work performed by persons other than the Company’s independent auditors’ full-time, permanent employees.

(2)	Fees for employee benefit plan audits and consultations concerning financial accounting and reporting standards.

(3)	Fees for professional services rendered by the Company’s independent auditors for income tax planning and tax return review.

(4)	Includes $46,000 and $36,000 paid to Grant Thornton LLP in 2006 and 2005, respectively, for tax planning services provided in certain foreign jurisdictions.
     The Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Since May 6, 2003, the effective date of the SEC rules requiring pre-approval of audit and non-audit services, 100% of the services identified in the preceding table were pre-approved by the Audit Committee.
     The Audit Committee of the Board of Directors of the Company considered whether the provision of services other than audit services for 2006 was compatible with maintaining the principal accountants’ independence. The Audit Committee of the Board of Directors has not yet selected the principal accountants to audit the accounts of Xanser for the calendar year ending December 31, 2007.

AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY
TO CHANGE THE NAME OF THE COMPANY
     The Board of Directors of the Company unanimously recommends an amendment to the restated certificate of incorporation of the Company to change the name of the Company from “Xanser Corporation” to “Furmanite Corporation”. The name change to Furmanite Corporation better reflects the Company’s focus on its existing technical services business.
     The change in the Company’s name will not affect the rights of any stockholder or the validity or transferability of stock certificates currently outstanding. Stockholders will not be required to surrender or exchange any of the stock certificates of the Company that they currently hold. The Company expects to change its trading symbol to “FRM” in anticipation of its name change upon completion of the amendment to the New York Stock Exchange listing application.
     In accordance with the Delaware General Corporation Law and the Company’s restated certificate of incorporation, approval of the amendment to the restated certificate of incorporation to change the name of the Company requires the affirmative vote of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote on this proposal. If approved, the Company will amend its restated certificate of incorporation as provided above, which amendment will be effective upon filing with the Delaware Secretary of State. In accordance with Delaware General Corporation Law, a broker non-vote will count as a vote against the proposal. A broker non-vote occurs when a registered broker, who holds securities for customers in street name, has not received voting instructions from a customer having beneficial ownership in the securities.
     After careful consideration, the Board of Directors of the Company, unanimously, determined that the change of the Company’s name is in the best interests of the Company and its stockholders and recommends that stockholders vote for the proposal to amend its restated certificate of incorporation to change the Company’s name to Furmanite Corporation.

OTHER MATTERS
     At the date of this Proxy Statement, the management of Xanser does not know of any business to be presented at the Annual Meeting, other than as set forth in the Notice accompanying this Proxy Statement. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote their proxies in accordance with their best judgment on such matters. A copy of Xanser’s 2006 Annual Report is being mailed, concurrently with the mailing of this Proxy Statement, to stockholders who have not previously been mailed a copy of the Annual Report.
     The cost of preparing and mailing the proxy, Notice and Proxy Statement will be paid by the Company. In addition to mailing copies of this material to all stockholders of Xanser, the Company has retained D.F. King & Co. to request banks and brokers to forward copies of such material to persons for whom they hold Xanser common stock and to request authority for execution of the proxies. The Company will pay D.F. King & Co. a fee of $6,000.00, excluding expenses, and will reimburse banks and brokers for their reasonable, out-of-pocket expenses incurred in connection with the distribution of proxy materials. In addition to solicitation by use of the mails, certain of the Company’ officers or employees, and certain employees of D.F. King & Co. may solicit the return of proxies by telephone, personal interview or other electronic means.
PROPOSALS FOR NEXT ANNUAL MEETING
     Any proposals of holders of Xanser common stock intended to be presented at the Company’s Annual Meeting of Stockholders to be held in 2008 must be received by the Company, addressed to Howard C. Wadsworth, Senior Vice President, Treasurer and Secretary, Xanser Corporation, 2435 North Central Expressway, Suite 700, Richardson, Texas 75080, no later than January 8, 2008 to be included in the Proxy Statement and form of proxy relating to that meeting.
     Proxies for Xanser’s Annual Meeting of Stockholders to be held in the year 2008 may confer discretionary power to vote on any matter that may come before the meeting unless, with respect to a particular matter, (i) the Company receives written notice, addressed to the Company’s Secretary not later than December 31, 2007, that the matter will be presented at the meeting and (ii) the Company fails to include in its proxy statement the meeting advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

By Order of the Board of Directors

John R. Barnes
Chairman of the Board and
Chief Executive Officer

Dated: April 17, 2007

XANSER CORPORATION
PROXY – ANNUAL MEETING OF STOCKHOLDERS – MAY 17, 2007
This Proxy is solicited on behalf of the Board of Directors
     The undersigned hereby appoints JOHN R. BARNES and HOWARD C. WADSWORTH, and any one or both of them, with power of substitution in each, to vote and act as proxy for the undersigned, to represent the undersigned and to vote as indicated upon the matters referred to on this card and in his discretion upon any other matters which may properly come before the meeting, all the Common Shares of Xanser Corporation (the “Company”) which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Stockholders to be held on May 17, 2007 at 1981 North Central Expressway, Richardson, Texas, 75080 at 10:00 A.M. Central Daylight Savings Time or at any adjournment thereof.
1.	Election of persons nominated to be elected as Directors of the Company:
Sangwoo Ahn, John R. Barnes, Charles R. Cox and Hans Kessler
Xanser’s Board of Directors recommends a vote “For” the nominees in Proposal Number 1.

☐ FOR All NOMINEES LISTED except as marked below	☐ WITHHOLD AUTHORITY to vote for all nominees listed
Withheld for the following only (write the name of the nominee(s) on the line below)

2.	To approve an amendment to the certificate of incorporation to change the name of the Company;
Xanser’s Board of Directors recommends a vote “For” the approval to amend the certificate of incorporation to change the name of the Company in Proposal Number 2.

☐ FOR AMENDMENT	☐ AGAINST AMENDMENT	☐ ABSTAIN
3.	To transact such other business as may properly come before the meeting or any adjournment thereof; all as more particularly described in the Proxy Statement of the Company, dated April 17, 2007, relating to such meeting, receipt of which is hereby acknowledged.
          The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all of the Nominees listed above and FOR the amendment to the certificate of incorporation to change the name of the Company. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Signature of Stockholder
Please mark, date and sign as the name(s) appear(s) and return it in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., please indicate such capacity when signing. If the stockholder is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.
Dated:                                                             , 2007